Lucas Energy, Inc. 8-K

Contacts: Carol Coale / Ken Dennard Dennard ▪ Lascar Associates LLC (713) 529-6600

FOR IMMEDIATE RELEASE

LUCAS ENERGY DISCLOSES AUDITOR’S GOING CONCERN OPINION ON
2016 FINANCIALS AND RECEIPT OF NOTICE FROM NYSE MKT

HOUSTON, TEXAS – July 22, 2016-- Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas” or the “Company”), an independent oil and gas company with its operations in central Texas, today announced that, as previously disclosed in its Annual Report on Form 10-K for the year ended March 31, 2016, which was filed with the Securities Exchange Commission on July 13, 2016, the audited financial statements of the Company contained an audit opinion from the Company’s independent registered public accounting firm, GBH CPAs, PC, which included a going concern qualification.

This announcement is made pursuant to the NYSE MKT Company Guide (the “Company Guide”) Sections 401(h) and 610(b), which requires separate disclosure of receipt of an audit opinion containing a going concern qualification. For further details, please refer to Note 2 of the audited financial statements included in “Part II” – “Item 8. Financial Statements and Supplementary Data” of the Form 10-K filing.

Additionally, on July 21, 2016, Lucas was notified by the NYSE MKT (the “Exchange”) that the Company is not in compliance with certain of the Exchange’s continued listing standards as set forth in Part 10 of the NYSE MKT Company Guide (the “Company Guide”).

Specifically, Lucas is not in compliance with Sections 1003(a)(ii) and (iii) of the Company Guide in that it reported stockholders’ equity of $2.4 million as of March 31, 2016 and net losses in its five most recent fiscal years then ended, meaning that it did not have stockholders’ equity over (a) $4 million (required if an Exchange listed company has had losses from continuing operations and/or net losses in three of its last four fiscal years, as the Company did) or (b) over $6 million (required if an Exchange listed company has had losses from continuing operations and/or net losses in its five most recent fiscal years, as the Company did).

In order to maintain its listing on the Exchange, the Exchange has requested that the Company submit a plan of compliance (the “Plan”) by August 21, 2016, addressing how it intends to regain compliance with Sections 1003(a)(ii) and (iii) of the Company Guide by January 21, 2018. The Company intends to submit a Plan in the prescribed form to the Exchange by the required due date, specifying activities that the Company plans to complete in the near future to address the concerns of the Exchange and regain compliance with the Exchange’s continued listing standards.

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Receipt of the letter does not have any immediate effect on the listing of the Company’s shares on the Exchange, except that until the Company regains compliance with the Exchange’s listing standards, a “BC” indicator will be affixed to the Company’s trading symbol. The Company’s business operations, SEC reporting requirements and debt instruments are unaffected by the notification, provided that if the Plan is not acceptable, or the Company does not make sufficient progress under the Plan or reestablish compliance by January 28, 2018, then the Company will be subject to the Exchange’s delisting procedures. The Company may then appeal a staff determination to initiate such proceedings in accordance with the Exchange’s Company Guide.

The Company has been operating under a going concern opinion since December 31, 2014, which corresponded with the collapse in crude oil prices that began in June 2014. Lucas anticipates that by the end of its second quarter of fiscal 2017, it will close its pending acquisition of assets from various sellers, and in consideration for the acquisition, the Company will issue approximately 13 million shares of common stock, in addition to preferred stock, and also undertake various preferred stock and debt transactions. These financings and transactions are expected to return the Company to compliance with the requirements of Sections 1003(a)(ii) and (iii) of the Company Guide. Additionally, the oil and gas reserves planned to be acquired are currently producing approximately 1,000 barrels of oil equivalent per day from 25 wells, which, together with the transactions above, should generate sufficient revenues and cash flows to mitigate the doubt about our ability to continue as a going concern.

About Lucas Energy, Inc.

Based in Houston, Texas, Lucas Energy (NYSE MKT: LEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in South Texas.

For more information, please visit the updated Lucas Energy web site at www.lucasenergy.com.

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Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinions, beliefs or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company’s SEC filings are available at http://www.sec.gov.

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